AGREEMENT
AND GENERAL RELEASE

    This Agreement and General Release (“Agreement”) is made and entered by and between HomeTrust Bancshares, Inc., HomeTrust Bank (collectively referred to as“the Company”) and Paula Labian (“Employee”). The Agreement sets out the complete agreement and understanding between the Company and Employee regarding Employee’s employment with the Company, the end of her employment with the Company, and the release of any and all claims against the Company and Related Parties (specifically defined and identified in Section 3 C below). The Company, Employee, and Related Parties are sometimes collectively referred to as the “Parties”or separately as a “Party”.

    Employee formerly was employed by the Company in the position of Executive Vice President and Chief Human Resources Officer. Employee’s resignation from employment was effective December 31, 2020.

The Company and Employee, through counsel, have engaged in negotiations and have agreed to compromise and settle all of the disputes that exist, have existed, or may exist in the future between the Parties. No Party admits fault in this matter, and the execution of this Agreement should not in any way imply fault by one Party or any other.

In consideration of the above and the mutual covenants set forth below, and for other good and valuable consideration, to fully and finally resolve all controversies between Employee, the Company and Related Parties, the Parties agree as follows:

    1.    CONSIDERATION.

A.    Payment. The Company will make or cause to be made payments in the total gross amount of Five Hundred Thousand Dollars $500,000) (less applicable withholdings as set forth below) as follows:

i.    a check in the amount of Fifty-Four Thousand Dollars ($54,000) (less applicable withholdings), payable to Paula Labian. This amount shall be reported for tax purposes on an IRS Form W-2. This check will be presented to Employee’s counsel within 10 days of the Effective Date (as defined in Section 6).

ii.    a check in the amount of Four Hundred Fifteen Thousand Dollars ($415,000), payable to Paula Labian. This amount shall be reported for tax purposes on an IRS Form 1099. This check will be presented to Employee’s counsel within 30 days after the Effective date and receipt of Employee’s counsel’s W-9)

iii.    a check in the amount of Thirty-One Thousand Dollars ($31,000), payable to John C. Hunter, Attorney at Law. This amount shall be accounted for as attorneys’ fees and expenses and reported for tax purposes on an IRS Form 1099. This check will be presented to Employee’s counsel within 30 days after the Effective date and receipt of Employee’s counsel’s W-9)
Except as set forth above, the Parties will bear their own costs and attorneys’ fees in connection with this matter. Employee agrees that she will be solely responsible for any tax payments that are due on the amount she receives under this Agreement. In the event that any agency of the United States or other taxing authority should determine that the sum paid as stated in this Agreement was subject to withholding of taxes, she agrees to indemnify and hold the Released Parties harmless for any amount of taxes, interest or penalties that may be found to be due and owing. Additionally, the Company will waive any rights to repayment or recovery of relocation fees paid to or on behalf of Employee.

B.    Voluntary Resignation. Employee’s separation from employment is designated as a voluntary resignation.

    2.    REPRESENTATIONS AND WARRANTIES. Employee represents and warrants that:

(i) no complaints, charges, claims, or other actions or proceedings of any kind, against or in any way relating to the Company or any Related Parties (defined in section 3 C. below), have been initiated, filed, or prosecuted by her or anyone acting on her behalf or as her representative;

(ii) she shall not reapply for, seek, or accept employment with the Company or any of its parents, subsidiaries or related entities in the future;

(iii) she has been properly paid for all time worked and received all salary, bonus, incentives, payments for accrued but unused vacation, expense reimbursement, and all other amounts of any kind due to her from the Company or Related Parties, with the sole exception of the payment described in section 1 above;

(iv) she has not suffered any accident, injury, or illness in the scope of employment or aggravated or accelerated any preexisting conditions in the scope of employment;

(v) she is not eligible or entitled to receive any workers’ compensation benefits or payments, including any payments for medical or wage replacement; and,

(vi) she has the full right to enter into this Agreement has not assigned to any person and/or entity anything that she releases under this Agreement, and that no other person and/or entity has a right to anything that she releases under this Agreement.

The payment afforded under this Agreement exceeds what Employee is otherwise entitled to receive, and is in lieu of any other compensation or benefits to which she otherwise might be entitled. Payment is conditioned upon her compliance with the terms of this Agreement. The Company is specifically relying on these representations, warranties, and confirmation from Employee in making this Agreement, and would not have entered into this Agreement without them.

    3.    GENERAL RELEASE AND WAIVER OF CLAIMS.

A.    In consideration of the payments and other consideration conferred by this Agreement, EMPLOYEE (ON BEHALF OF HERSELF AND HER ASSIGNS, HEIRS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS RELATED PARTIES (DEFINED BELOW) ("RELEASEES") FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, SHE MAY HAVE OR CLAIM TO HAVE RELATING TO HER EMPLOYMENT WITH THE COMPANY, ITS PREDECESSORS, SUBSIDIARIES OR AFFILIATES OR HER SEPARATION THEREFROM arising before the execution of the Agreement to the fullest extent permitted by law, including but not limited to claims:
(i) for discrimination, harassment or retaliation arising under federal, state or local laws prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended), sex, gender identity, sexual orientation, transgender status, national origin, race, religion, disability, veteran status or other protected class discrimination, harassment or retaliation for protected activity;
(ii) for compensation and benefits (including but not limited to claims under the Employee Retirement Income Security Act of 1974 ("ERISA"), Fair Labor Standards Act of 1938 (FLSA), Family and Medical Leave Act of 1993 (FMLA), all as amended, and similar federal, state, and local laws and claims under any other Company policy, plan or program);
(iii) under federal, state or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract or other common law;
(iv) for attorneys' fees; and
(v) of any kind whatsoever (with the sole exception of those listed below) whether or not s/he knows about them at the time she signs this general release.

Provided, however, the release of claims set forth in this Agreement does NOT:

(vi) apply to claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies, vested retirement benefits or where otherwise prohibited by law;

(vii) bar a challenge under the Older Workers Benefit Protection Act of 1990 (OWBPA) to the enforceability of the waiver and release of ADEA claims set forth in this Agreement; or

(viii) prohibit her from filing a charge with or participating in an investigation by the U.S. Equal Employment Opportunity Commission, Securities and Exchange Commission (SEC), Financial Industry Regulatory Authority (FINRA) or

other self-regulatory or governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over the Company’s business or assisting with an investigation conducted internally by the Company; provided, however, that by signing this Agreement, Employee waives the right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings except as follows: This Agreement does not limit Employee’s right to receive an award for information provided to the SEC, FINRA, or any other securities regulatory agency or authority. By signing this Agreement, Employee represents that neither Employee nor anyone acting on Employee’s behalf or as Employee’s representative has filed any complaint, charge, claim or proceeding against the Releasees before any local, state, or federal governmental agency, commission, court, or other body.

B.      Employee will not sue the Company and/or its Related Parties on any matters relating to her employment or separation therefrom arising before the execution of this Agreement (with the sole exception of claims and challenges which are not released by this Agreement as set forth in subparagraph A (vi) and (vii) above), or join as a party with others who may sue on any such claims, or opt-in to an action brought by others asserting such claims, and in the event that she is made a member of any class asserting such claims without her knowledge or consent, she shall opt out of such action at the first opportunity.
C.    The Company and its Related Parties which are being released by this Agreement include: the Company and its predecessors, successors, and assigns and its and/or their past, present and future owners, parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees, attorneys, insurers and employee benefit plans (together with all plan administrators, trustees, fiduciaries and other insurers) and agents.

It is expressly understood and agreed by the Parties that this Agreement is in full accord, satisfaction, and discharge of any and all claims of Employee against the Company and/or any or all of the Related Parties, and that this Agreement has been signed with the express intent of extinguishing all claims, obligations, actions, or causes of action as herein described.
    4.    CONFIDENTIALITY AND NON-DISPARAGEMENT.

A.    Employee represents and warrants that she has not disclosed the terms and conditions of this Agreement or the existence of this Agreement to any third party (except for her family members and attorney), and she agrees that going forward she will not disclose the terms and conditions of this Agreement (including the history, background, and negotiations leading to the Agreement), or the existence of Agreement, to any third party, except as follows: (i) she may disclose the amount of the payments to her spouse, attorneys, and/or tax or financial advisors provided that these individuals agree to maintain the confidentiality of the information; and (ii) she may make such disclosure as may be commanded by a properly issued and served agency subpoena or court order, or as otherwise required by law, provided, however, that if a subpoena or court order is issued in which she is requested to disclose any matter covered by this confidentiality provision, she shall give immediate notice to the Company, and advise such issuing entity of the terms of this confidentiality agreement and the interest of the Company in this Agreement. Similarly, the Company will not disclose the terms and conditions of this Agreement (including the history, background, and negotiations leading to the Agreement)to any third party, except as follows: (i) to any agent of the Company for tax or other business related reasons; (ii) as required by the SEC or other regulatory agencies due to the Company being publicly-traded including but not limited to providing a copy of this Agreement as an exhibit to its required SEC filings; (iii) or, as may be commanded by a properly issued and served agency subpoena or court order, or as otherwise required by law.

Employee represents and warrants that she will not disclose the subject matter of the negotiations that led to this Agreement to any third parties (except for her family members and attorney). In the event that any unsolicited inquiries into this matter or Employee’s employment or separation therefrom, she shall state that she resigned from employment with the Company to pursue other opportunities.

Employee represents and warrants that she has not made disparaging, defaming, or derogatory remarks about the Company and/or the Related Parties, or their products, services, business practices, directors, officers, managers, or employees, to anyone, and agrees that she will not do so in the future. Similarly, Company officers and Board Members will likewise refrain from making any disparaging, defaming or derogatory remarks about Employee and agree not to do so in the future. Further, Company is willing to execute a mutually agreed upon letter that discusses accomplishments of Employee during her tenure and identifies that her resignation was accepted as of December 31, 2020. Otherwise, Company will only provide dates of employment, resignation and reference to the letter contemplated herein. Company officers and Board Members will not make statements contrary to the letter contemplated herein.

Employee represents and warrants that she has not taken any action that may impair or interfere with the relations or business between the Company and/or the Related Parties, and their vendors, business partners, customers, employees, or agents, and agrees that she will not do so in the future.

Nothing in this section shall prohibit Employee from revealing the terms of this Agreement to the extent necessary to enforce its terms, nor shall it prohibit Employee from providing truthful information to any governmental agency with jurisdiction over the Company.

        B.    The Parties acknowledge that the provisions contained in this section are material terms to the Agreement. The Parties are specifically relying on these confidentiality provisions, representations, warranties, and confirmations from the other in making this Agreement, and would not have entered into this Agreement without them.

    5.    COMPANY INFORMATION AND PROPERTY.

        A.    Employee shall not use or aid third parties in obtaining or using any confidential or proprietary Company information (defined below), nor access or attempt to access any Company computer systems, networks, or any resources or data that resides thereon.

        Confidential or proprietary information is information relating to the Company and/or the Related Parties, or any aspect of their business which is not generally available to the public, the Company’s and/or Related Parties’ competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge. However, nothing in this section shall prohibit Employee from providing truthful information to any government agency with jurisdiction over the Company. Moreover, notwithstanding the foregoing or any other provision in this Agreement, Employee cannot be held criminally or civilly liable under any federal or state trade secret law if she discloses a trade secret to federal, state, or local government officials, to her attorneys, or in a sealed court document, for the purpose of reporting or investigating a suspected violation of the law; or to her attorneys or in a sealed court document in connection with a lawsuit for retaliation by an employer for reporting a suspected violation of the law.

B.    By signing this Agreement, Employee represents and warrants that: (i) she has returned all the Company property (including, but not limited to, credit cards; keys; cell phone; air card; access cards; thumb drive(s), laptop(s), personal digital devices and all other computer hardware and software; records, files, documents, manuals, and other materials in whatever form they exist, whether electronic, hard copy or otherwise, and all copies, notes, or summaries thereof, and has turned over all the Company log-ins, passwords, or access codes which she created, received, or otherwise obtained in connection with her employment); and (ii) she has permanently deleted any Company information that may reside on her personal computer(s), other devices or accounts.

C.    Nothing in this Agreement shall relieve Employee from any obligations under any other previously executed confidentiality, proprietary information, or secrecy agreements. All such agreements shall continue to be in full force and effect upon the execution of this Agreement.
6.    RIGHT TO REVIEW AND REVOKE. The Parties entered into this agreement at a conference with counsel for Employee and Company present on February 24, 2021. Employee acknowledges that while she has been advised in writing that she is entitled to at least twenty-one (21) days to consider the terms of this Agreement before signing, she has knowingly elected not to avail herself of the full twenty-one (21) day period and has consulted with her counsel regarding the same before entering into and executing this Agreement. Employee acknowledges that she has voluntarily and knowingly signed this Agreement in exchange for valuable consideration that she would not have otherwise received.
Regardless, Employee may revoke the Agreement during the seven (7) day period immediately following her execution of it. The Agreement will not become effective or enforceable until the revocation period has expired. To revoke the Agreement, a written notice of revocation must be delivered to the Company’s attorneys as follows: via email to rbolick@cshlaw.com. Employee understands that if she revokes the Agreement she will not be entitled to any payments, promises, or other benefits set forth therein.

7.    CLAWBACK. If Employee is found by a court of competent jurisdiction to have violated this Agreement, then she will: (i) return all monies received under this Agreement and the Company will be relieved of its obligations hereunder, except to the extent that such return and relief would result in invalidation of the release set forth above. In any action seeking to enforce this Agreement, the prevailing party shall be entitled to indemnification by the non-prevailing party of all expenses, including the award of reasonable attorneys’ fees, incurred in bringing or defending such an action.

8.    OTHER. Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the Parties and constitutes the sole agreement between the Parties with respect to its subject matter. Each Party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any Party or by anyone acting on behalf of any Party, which are not embodied in this Agreement, and no agreement, statement or promise not contained in the Agreement shall be valid or binding on the Parties unless such change or modification is in writing and is signed by the Parties. The Parties acknowledge that they have read and understand this Agreement—including the releases and waivers contained herein—and are entering into this Agreement voluntarily following consultation with counsel of their choice. The Parties agree to cooperate fully and execute any and all supplementary documents and to take all additional action which may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

    Either Party’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other Party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

    This Agreement shall apply to, be binding upon, and inure to the benefit of the Parties’ successors, assigns, heirs and other representatives.

This Agreement shall be governed by North Carolina law.

This Agreement is not intended, and shall not be construed, as an admission that the Company and/or the Related Parties, or any of them, have violated any federal, state, or local law, ordinance, or regulation, breached any contract, or committed any wrong whatsoever against Employee.

IN WITNESS WHEREOF, the Employee and Company have entered into this Agreement on the day and year written below.

Employee

____________________________________
Paula Labian            Date

Company:

____________________________________
HomeTrust Bancshares, Inc.     Date
By: Dana L. Stonestreet, Chairman of the Board, President and Chief Executive Officer of HomeTrust Bancshares, Inc.

____________________________________
HomeTrust Bank            Date
By:    Dana L. Stonestreet, Chairman of the Board and Chief Executive Officer of HomeTrust Bank
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